Exhibit 99.2

News
KeyCorp 127 Public Square Cleveland, OH 44114

MEDIA CONTACT: William C. Murschel 216.828.7416 william_c_murschel@keybank.com	ANALYST CONTACTS: Vernon L. Patterson 216.689.0520 vernon_patterson@keybank.com

Christopher F. Sikora 216.689.3133 chris_sikora@keybank.com

KEY MEDIA NEWSROOM: www.key.com/newsroom	INVESTOR RELATIONS: www.key.com/ir
KEYCORP INCREASES PREVIOUSLY ANNOUNCED CAPITAL RAISE
AND SUCCESSFULLY ISSUES $1 BILLION OF COMMON EQUITY
‘At-the-Market’ offering exceeds $750 million goal
CLEVELAND, June 2, 2009 — KeyCorp (NYSE: KEY) today announced it has increased the aggregate gross sales price of the common shares to be sold in connection with its previously announced “at-the-market” offering from $750 million to $1.0 billion and that it has successfully issued all $1.0 billion in new common shares.
     Upon completion of the offering, Key will have issued 205,438,975 shares at an average price of $4.87 per share.
     With the completion of this offering, KeyCorp will have raised approximately $1.3 billion of $1.8 billion in additional common equity as it moves to adjust its capital mix as required by the Supervisory Capital Assessment Program (SCAP) buffer set by the U.S. Department of the Treasury and Federal banking regulators. The $1.3 billion total includes exchanges of approximately $154 million of its Series A Convertible Preferred Stock for its common shares and the sale of select securities and assets providing approximately $127 million in common equity.
     Key currently anticipates that further exchanges of its Series A Convertible Preferred Stock and trust preferred securities for its common shares, together with additional securities and other asset sales, will fund the balance of the $1.8 billion.
     “We are pleased to have completed this significant portion of our capital activities,” said Henry L. Meyer III, KeyCorp chief executive officer. “We’ll focus now on completing the remaining capital activities which will fortify Key should the economy deteriorate later this year and these conditions persist through 2010. It is our intention to be in a position to repay the TARP Capital Purchase Program investment as promptly as permitted.”
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     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $97 billion. BusinessWeek Magazine named Key the top bank in its Customer Service Champ 2009 edition, ranking Key 11th out of the top-25 companies that include many known for their customer service acumen. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/.
KeyCorp has filed registration statements (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about the company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, KeyCorp or the sales agent will arrange to send you the prospectus if you request it by contacting KeyCorp, Investor Relations, at 216 689-4221 or Morgan Stanley at 866 718-1649.

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This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of KeyCorp’s control. KeyCorp’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.
Factors that may cause actual results to differ materially include, among other things: (1) adverse capital markets conditions and the inability to raise equity and other funding in the capital markets; (2) further downgrades in our credit ratings; (3) unprecedented volatility in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets;(4) changes in interest rates; (5) changes in trade, monetary or fiscal policy; (6) asset price deterioration has had (and may continue to have) a negative effect on the valuation of certain asset categories represented on KeyCorp’s balance sheet; (7) continuation of the recent deterioration in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (8) continued disruption in the housing markets and related conditions in the financial markets; (9) increased competitive pressure among financial services companies due to the recent consolidation of competing financial institutions and the conversion of certain investment banks to bank holding companies; (10) heightened legal standards and regulatory practices, requirements or expectations; (11) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (12) increased FDIC deposit insurance premiums; (13) difficulty in attracting and/or retaining key executives and/or relationship managers; (14) consummation of significant business combinations or divestitures; (15) operational or risk management failures due to technological or other factors; (16) changes in accounting or tax practices or requirements; (17) new legal obligations or liabilities or unfavorable resolution of litigation; and (18) disruption in the economy and general business climate as a result of terrorist activities or military actions.
For additional information on KeyCorp and the factors that could cause KeyCorp’s actual results or financial condition to differ materially from those described in the forward-looking statements consult KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements.
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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit http://key.com/newsroom to view our Media Newsroom.